Company Statement

PPL statement regarding Labour Party’s plan to take the
U.K. energy sector into state ownership

ALLENTOWN, Pa. (May 17, 2019) — PPL Corporation views the Labour Party’s plan to take the U.K. energy sector into state ownership as an ill-conceived idea that will impact U.K. energy consumers adversely if implemented.
Specifically, Labour’s proposal would be very costly for consumers while adding risk and unnecessary complexity at a time when significant additional investment is required to advance the U.K.’s low-carbon transition.
WPD is investing £7.1 billion ($9 billion) in its network in the current eight-year regulatory period, which commenced in April 2015. The company has already made significant investment to support the U.K. government in delivering a low-carbon environment and will continue to increase this as the drive to enable decarbonization continues. WPD is leading the industry in development of new ways of working and using innovative technologies, which has already enabled 9.9GW of distributed generation to be connected to the network, including over 5.3GW of solar and wind generation. In relation to storage, WPD is facilitating the connection of over 1.2GW of battery energy storage, and this is expected to grow further.
WPD has led the industry for the last seven years in its level of customer service, with independent assessment demonstrating satisfaction levels over 90% and continues to look at ways to further improve this score.
Costs to the customer are 17% lower than pre-privatization on a like-for-like basis. WPD’s costs account for around 17% of an average customer’s yearly domestic electricity bill (approximately £8 ($10) per month) despite the huge increases in investment and the tremendous improvements in both reliability and customer service, with customers receiving a 60% improvement in reliability since then.
Benefits such as these demonstrate that privatization has driven innovation and efficiency and provided measurable and sustainable benefits to customers. Should Labour form a government in the future and be able to move forward with its proposal, we strongly believe that we are entitled to full compensation from the U.K. government.

# # #

Contacts: For news media: Dana Burns, 610-774-5997
For financial analysts: Andy Ludwig, 610-774-3389